Filed Pursuant to Rule 433

Registration No. 333-130464

Relating to Preliminary Prospectus dated September 10, 2007

Free Writing Prospectus dated September 11, 2007

4,786,827 Shares
Endurance Specialty Holdings Ltd.

Ordinary Shares

This free writing prospectus relates only to the securities described above and should be read together with the prospectus contained in the Registration Statement on Form S-3 of Endurance Specialty Holdings Ltd. (the “Company”), filed on December 19, 2005, and the Preliminary Prospectus Supplement filed on September 10, 2007 (the "Prospectus Supplement") relating to the offering of 4,786,827 shares of the Company's Ordinary Shares.

Number of Ordinary Shares being offered by the Forward Counterparty through the Underwriter	2,200,000

Price at which the Ordinary Shares are being offered to the public	$39.50

Additional Ordinary Shares being offered by the Forward Counterparty through the Underwriter from time to time for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions	2,586,827

Minimum number of Ordinary Shares the Company may issue under the Forward Purchase Contract	2,984,772

Maximum number of Ordinary Shares the Company may issue under the Forward Purchase Contract	4,786,827

Participation percentage	Approximately 62.3539%

Prepayment Amount Calculation	Present value of the product of (x) the number of shares underlying the portion of the Forward Purchase Contract subject to prepayment election and (y) $31.3360

Forward Cap Price	$50.2551

Forward Floor Price	$31.3360

The Forward Purchase Contract will be composed of forty separate components, each relating to approximately 119,670 underlying ordinary shares. The Company expects that delivery of the Ordinary Shares will be made against payment therefore on September 14, 2007, which will be the 3rd business day following the date of pricing of the ordinary shares.

The Company has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company or underwriter will arrange to send to you the prospectus and preliminary prospectus supplement if you request it by calling toll-free 1-800-503-4611.